Exhibit 23.1


                          Independent Auditors' Consent



The Board of Directors NYMAGIC, INC.:

We consent to the incorporation by reference in the registration statement (No. 333-106547) on Form S-3 and in the related prospectuses and in the registration statements (No. 33-10780, 2-94924, 33-88342, and 333-103018) on Form S-8 of
NYMAGIC, INC., of our report dated February 17, 2004, except as to Note 18 which is as of March 11, 2004, with respect to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003 Annual Report on Form 10-K of NYMAGIC, INC.

/s/ KPMG LLP


New York, New York
March 15, 2004